EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 2002 relating to the financial statements and financial statement schedule of Borland Software Corporation, which appears in Borland Software Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/  PRICEWATERHOUSECOOPERS LLP

San Jose, California
January 23, 2003